Exhibit 25

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

MANUFACTURERS AND TRADERS TRUST COMPANY

(Exact name of trustee as specified in its charter)

New York	16-0538020
(State of incorporation if not a U.S. national bank)	(I.R.S. employer identification no.)

One M&T Plaza Buffalo, New York	14203-2399
(Address of principal executive offices)	(Zip code)

Aaron G. McManus

Vice President

Manufacturers and Traders Trust Company

One M&T Plaza – 7th Floor

Buffalo, New York 14203

(716) 842-4494

(Name, address and telephone number of agent of service)

CONSTELLATION BRANDS, INC.

(Exact name of obligor as specified in its charter)

Delaware	16-0716709
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Table of Additional

Registrants

State or other jurisdiction of incorporation or organization	Exact name of registrant as specified in its charter	I.R.S. Employer Identification No.
New York	ALCOFI INC.	13-4103237
Maryland	Constellation Beers Ltd.	36-2855879
Delaware	Constellation Brands Beach Holdings, Inc.	45-5570786
Delaware	Constellation Brands SMO, LLC	13-4033806
New York	Constellation Brands U.S. Operations, Inc.	16-1462887
New York	Constellation Leasing, LLC	56-2596168
Delaware	Constellation Marketing Services, Inc.	37-1749064
Delaware	Constellation Services LLC	26-4390211
New York	Constellation Trading Company, Inc.	77-0644374
Delaware	Crown Imports LLC	20-5300132
Delaware	Franciscan Vineyards, Inc.	94-2602962
California	Home Brew Mart, Inc.	33-0592546
California	Robert Mondavi Investments	68-0248575
Washington	The Hogue Cellars, Ltd.	91-1204814

207 High Point Drive Building 100 Victor, New York	14564
(Address of principal executive offices)	(Zip code)

Debt Securities

and Guarantees of Debt Securities

(Title of the indenture securities)

1.	General information. Furnish the following information as to the Trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address

New York State Department of Financial Services	One State Street, New York, N.Y. 10004

Federal Reserve Bank of New York	33 Liberty Street, New York, N.Y. 10045

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

[Items 3 through 15 omitted pursuant to General Instruction B to Form T-1]

16. List of Exhibits.

Exhibits identified in parentheses below, on file with the Securities and Exchange Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 and 17 C.F.R. 229.10(d).

Exhibit 1.	Organization Certificate of the Trustee as now in effect (incorporated herein by reference to Exhibit 1, Form T-1, Registration Statement No. 333-167832-03).

Exhibit 2.	Certificate of Authority of the Trustee to commence business (incorporated herein by reference to Exhibit 1, Form T-1, Registration Statement No. 333-167832-03).

Exhibit 3.	Authorization of the Trustee to exercise corporate trust powers (incorporated herein by reference to Exhibit 1, Form T-1, Registration Statement No. 333-167832-03).

Exhibit 4.	Existing By-Laws of the Trustee.*

Exhibit 5.	Not Applicable.

Exhibit 6.	Consent of the Trustee (incorporated herein by reference to Exhibit 6, Form T-1, Registration Statement No. 333-167832-03).

Exhibit 7.	Report of Condition of the Trustee.*

Exhibit 8.	Not Applicable.

Exhibit 9.	Not Applicable.

*	Filed Herewith

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Manufacturers and Traders Trust Company, a banking corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Buffalo, and State of New York, on the 29th day of November, 2016.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ AARON G. MCMANUS
Name:	Aaron G. McManus
Title:	Vice President

Exhibit 4

M&T BANK CORPORATION

AMENDED AND RESTATED BYLAWS

(effective as of November 16, 2010)

AMENDED AND RESTATED BYLAWS

OF

M&T BANK CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1 . Annual Meeting : The annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine and the notice of the meeting shall specify the hour of day on the third Tuesday in April in each year or at such other date within the period of 60 days next succeeding such date as the Board of Directors shall determine. If that day be a legal holiday in any year, the meeting shall be held on the next following that is not a legal holiday.

Section 2 . Special Meetings : Special meetings of the stockholders may be called by the Board of Directors or by the Chief Executive Officer, and shall be called by the Corporate Secretary or an Assistant Secretary at the request in writing of the holders of record of at least 25% of the outstanding shares of the Corporation entitled to vote. Such request shall state the purpose or purposes for which the meeting is to be called. Each special meeting of the stockholders shall be held at such time as the Board of Directors or the person calling the meeting (the Chief Executive Officer, Corporate Secretary or Assistant Secretary, as the case may be) shall determine and the notice of the meeting shall specify, and shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine or the notice of meeting shall specify.

Section 3 . Notice of Meetings : Written notice of each meeting of the stockholders shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deposited in the United States mail, with first-class postage thereon prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders, or, if he or she shall have filed with the Corporate Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice. If, at any meeting, action is proposed to be taken which would, if taken, entitle dissenting stockholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

Section 4 . Waiver of Notice : Whenever under any provision of these Bylaws, the certificate of incorporation, the terms of any agreement or instrument, or law, the Corporation or the Board of Directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a stockholder, by his or her duly authorized attorney-in-fact, submit a signed waiver of notice of such requirements. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 5 . Procedure : At each meeting of stockholders the order of business and all other matters of procedure may be determined by the person presiding at the meeting.

Section 6 . List of Stockholders : A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of stockholders upon the request thereat or prior thereto of any stockholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

Section 7 . Quorum : At each meeting of stockholders for the transaction of any business, a quorum shall be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of record of not less than a majority of the outstanding shares of the Corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the stockholders, it is not broken by the subsequent withdrawal of any stockholders.

Section 8 . Adjournments : The stockholders entitled to vote who are present in person or by proxy at any meeting of stockholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum shall be present any business may be transacted that might have been transacted on the original date of the meeting and the stockholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting.

Section 9 . Voting; Proxies; Majority Vote Standard for Uncontested Director Elections :

(a) Each stockholder of record shall be entitled at every meeting of stockholders to one vote for each share having voting power standing in his or her name on the record of stockholders of the Corporation on the record date fixed pursuant to Section 3 of Article VI of these Bylaws.

(b) Each stockholder entitled to vote at a meeting of stockholders may vote in person, or may authorize another person or persons to act for him or her by proxy. Any proxy may be signed by such stockholder or his or her duly authorized attorney-in-fact, including by facsimile signature, and shall be delivered to the secretary of the meeting, or may be authorized by telegram, cablegram or other electronic transmission provided that it can be reasonably determined from such telegram, cablegram or other electronic transmission that such proxy was authorized by the stockholder. The signature of a stockholder on any proxy, including without limitation a telegram, cablegram or other electronic transmission, may be printed, stamped or written, or provided by other reliable reproduction, provided such signature is executed or adopted by the stockholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of 11 months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.

(c) All corporate action to be taken by vote of the stockholders other than the election of directors shall, except as otherwise provided by law, the certificate of incorporation or these Bylaws, be authorized by a majority of the votes cast in favor or against such action. At each meeting of the stockholders for the election of directors at which a quorum is present, the vote required for election of a director by the stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast by the holders of stock entitled to vote thereat shall be the directors. An election shall be deemed to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The vote for directors, or upon any question before a meeting of stockholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any stockholder, present in person or by proxy and entitled to vote thereon, shall so demand.

(d) In the event of an uncontested election of directors, any incumbent director who is a nominee for election as a director and who is not elected by the stockholders shall immediately tender his or her resignation to the Board of Directors, subject to acceptance or rejection by the Board of Directors as provided in this Section 9(d). The independent members of the Board of Directors, in accordance with the procedures established by the Board of Directors, shall decide whether or not to accept such resignation within 90 days after the date the results of the election are certified and the Corporation shall promptly disclose and explain such decision in a document furnished or filed with the Securities and Exchange Commission. The independent members of the Board of Directors in making their decision, may consider any factors or other information that they consider appropriate and relevant, including the recommendation of the Nomination, Compensation and Governance Committee of the Board of Directors. The director who tenders his or her resignation shall not participate in the recommendation of the Nomination, Compensation and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such director’s resignation is rejected by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Article I, Section 9, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 5 or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1.

Section 10 . Appointment of Inspectors of Election : The Board of Directors shall appoint one or more inspectors to act at the meeting or any adjournment thereof, and may appoint one or more persons as alternate inspectors to replace any inspector who fails to appear or act. If no inspector or alternate has been appointed, or in case any inspector or alternate inspector appointed fails to appear or act, the vacancy shall be filled by appointment made by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a candidate for the office of director of the Corporation shall act as an inspector at any meeting of the stockholders at which directors are elected.

Section 11 . Duties of Inspectors of Election : Whenever one or more inspectors of election may be appointed as provided in these Bylaws, he, she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.

Section 12 . Advance Notice of Proposals : At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.

For business to be properly brought before an annual meeting of stockholders pursuant to clause (c) above, the stockholder must have given timely notice thereof to the Corporate Secretary and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the following dates: (1) at the close of business on the 120th day prior to the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders if the date of the annual meeting is not changed more than 30 days from the date of the preceding year’s annual meeting, and (2) with respect to any other annual meeting or special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to the stockholder giving the notice (i) the names and business addresses of the stockholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, through the date of adoption of these Bylaws) acting in concert with the stockholder; (ii) the names and addresses of the stockholder and the Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear); and (iii) the class and number of shares of the Corporation beneficially owned by the stockholder and the Persons identified in clause (i), (b) as to the business being proposed, (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest of the stockholder in such business; and (c) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the proposal. The person presiding at the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section and, if he or she shall so determine, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

ARTICLE II

Directors

Section 1 . Number and Qualifications : The number of directors constituting the entire Board shall not be less than three, except that where all the shares of the Corporation are owned beneficially and of record by less than three stockholders, the number of directors may be less than three, but not less than the number of stockholders. Subject to any provision as to the number of directors contained in the certificate of incorporation or these Bylaws, the exact number of directors shall be fixed from time to time by action of the stockholders or by vote of a majority of the entire Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director. If the number of directors be increased at any time, the vacancy or vacancies in the Board arising from such increase shall be filled as provided in Section 5 of this Article II. All of the directors shall be at least twenty-one years of age.

Section 2 . Election and Term of Office : Except as otherwise specified by law or these Bylaws, each director of the Corporation shall be elected at an annual meeting of stockholders or at any meeting of the stockholders held in lieu of such annual meeting, which meeting, for the purposes of these Bylaws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Section 3 . Resignation : Any director of the Corporation may resign at any time by giving his or her resignation to the President or any Vice President or the Corporate Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4 . Removal of Directors : Any director may be removed for cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by vote of the stockholders. Any director may be removed without cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation entitled to vote. Any director may be removed for cause, at any meeting of the directors notice of which shall have referred to the proposed action, by vote of three-fourths of the entire Board of Directors.

Section 5 . Vacancies : Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason except the removal of directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists. Any vacancy occurring in the Board of Directors by reason of the removal of a director by stockholders may be filled by vote of the stockholders at the meeting at which such action is taken or at any meeting of stockholders notice of which shall have referred to the proposed election. Subject If any such newly created directorships or vacancies occurring in the Board of Directors for any reason shall not be filled prior to the next annual meeting of stockholders, they shall be filled by vote of the stockholders at such annual meeting. Any director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor.

Section 6 . Directors’ Fees : Directors, except salaried officers who are directors, may receive a fee for their services as directors and traveling and other out-of-pocket expenses incurred in attending any regular or special meeting of the Board. The fee may be a fixed sum to be paid for attending each meeting of the Board of Directors and/or a fixed sum to be paid monthly, quarterly, or semiannually, irrespective of the number of meetings attended or not attended. The amount of the fee and the basis on which it shall be paid shall be determined by the Board of Directors.

Section 7 . First Meeting of Newly Elected Directors : The first meeting of the newly elected Board of Directors may be held immediately after the annual meeting of stockholders, and at the same place as such annual meeting of stockholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected Board of Directors is not held at said time and place, the same shall be held as provided in Section 8 of this Article II.

Section 8 . Meetings of Directors : Regular and special meetings of the Board of Directors shall be held at such times and at such place, within or without the State of New York, as the Board of Directors may determine. Special meetings may also be called by the Chief Executive Officer or by any four members of the Board, and shall be held at such time and at such place as the person or persons calling the meeting shall determine.

Section 9 . Notice of Meetings : Notice of each regular or special meeting of the Board of Directors, stating the time and place thereof shall be given by the Corporate Secretary, any Assistant Secretary or any member of the Board to each member of the Board not less than three days before the meeting by depositing the same in the United States mail, with first-class postage thereon prepaid, directed to each member of the Board at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or not less than two days before the meeting by either delivering the same to each member of the Board personally, or sending the same by electronic mail, facsimile or telegraph, or delivering it, to the address designated by him or her for such purpose (or, if none is designated, to his or her last known address). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting. The notice of any meeting of the Board of Directors need not specify the purposes for which the meeting is called, except as provided in Section 4 of this Article II and as provided in Article X of these Bylaws.

Section 10 . Quorum and Action by the Board : At all meetings of the Board of Directors, except as otherwise provided by law, the certificate of incorporation or these Bylaws, a quorum shall be required for the transaction of business and shall consist of not less than one-third of the entire Board, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 11 . Procedure : The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

Section 12 . Meetings by Conference Telephone : Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

Section 13 . The Chairman of the Board : The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect a Chairman of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Chairman of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until his or her successor has been elected or appointed and qualified.

Section 14 . The Vice Chairmen of the Board : The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect one or more Vice Chairmen of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Vice Chairmen of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. The Board of Directors shall elect a non-executive Vice Chairman of the Board who will perform the duties of “lead outside director.”

ARTICLE III

Committees of Directors

Section 1 . Designation of Committees : The Board of Directors, by resolution or resolutions adopted by a majority of the entire Board, shall designate from among its members an Executive Committee, a Nomination, Compensation and Governance Committee and an Audit and Risk Committee, each consisting of three or more directors, and may designate from among its members other committees, each consisting of such number of directors as the Board may determine, and may designate one or more directors as alternate members of such committees, who may replace any absent or disqualified member or members at any meeting of such committees. In the interim between meetings of the Board of Directors, the Executive Committee shall have all the authority of the Board of Directors except as otherwise provided by law. The Executive Committee shall serve at the pleasure of the Board of Directors. Each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the Board of Directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the Board of Directors except as otherwise provided by law.

Section 2 . Acts and Proceedings : All acts done and power and authority conferred by the Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee, and each other committee from time to time within the scope of its respective authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the Board of Directors. The Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee shall meet at such time and place and upon such notice as the respective committee may from time to time determine. Meetings of the Executive Committee may also be called by the Chief Executive Officer, and meetings of the Nomination, Compensation and Governance Committee, the Audit and Risk Committee, and each other committee may also be called the Chair of each such committee, and such meetings shall be held at such time and place as the Chief Executive Officer or Chair, as the case may be, shall determine. The Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee, and each other committee shall keep regular minutes of its proceedings and report its actions to the Board of Directors when required.

Section 3 . Compensation : Members of any committee of the Board of Directors, except salaried officers who are directors, may receive such compensation for their services as the Board of Directors shall from time to time determine.

ARTICLE IV

Officers

Section 1 . Officers : The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect a President, one or more Vice Presidents, a Corporate Secretary and a Treasurer, and such other officers as it may determine, and may at any other meeting and from time to time elect or appoint such additional officers as it may determine. Such additional officers shall have such authority and perform such duties as the Board of Directors may from time to time prescribe.

Section 2 . Term of Office : The President, the Vice Presidents, the Corporate Secretary and the Treasurer shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. Each additional officer appointed or elected by the Board of Directors shall hold office for such term as shall be determined from time to time by the Board of Directors and until his or her successor has been elected or appointed and qualified. Any officer, however, may be removed or have his or her authority suspended by the Board of Directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the Board of Directors shall have the power to fill such vacancy.

Section 3 . The Chief Executive Officer : The Board of Directors may from time to time designate one of the officers of the Corporation as Chief Executive Officer. The Chief Executive Officer shall, under the control of the Board of Directors and the Executive Committee, have the general management of the Corporation’s business affairs and property and shall exercise general supervision over all activities of the Corporation and the other officers. The Chief Executive Officer shall have the power to appoint or hire, to remove, and to determine the compensation of, all employees of the Corporation who are not officers, and to delegate the foregoing powers from time to time in whole or in part. Unless such authority is otherwise prescribed by the Board of Directors or the Executive Committee for the Chairman of the Board or a Vice Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors.

In the absence or incapacity of the Chief Executive Officer the powers and duties of that office shall be vested in such other officer as may from time to time be designated by the Board of Directors or the Executive Committee, or, in the absence of any such designation, by the Chief Executive Officer.

Section 4 . The President : If the Board of Directors has not designated another officer as Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.

Section 5 . The Corporate Secretary : The Corporate Secretary shall issue notices of all meetings of stockholders and directors where notices of such meetings are required by law or these Bylaws. He or she shall attend all meetings of stockholders and of the Board of Directors and keep the minutes thereof. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the Board of Directors.

Section 6 . Officers Holding Two or More Offices : Any two or more offices may be held by the same person, except the office of President and Corporate Secretary, but no officer shall execute or verify any instrument in more than one capacity if such instrument be required by law or otherwise to be executed or verified by two or more officers.

Section 7 . Duties of Officers May be Delegated : In case of the absence or disability of any officer of the Corporation, or in case of a vacancy in any office or for any other reason that the Board of Directors may deem sufficient, the Board of Directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 8 . Compensation : The Nomination, Compensation and Governance Committee shall, through appropriate consultation with the Board of Directors, determine the compensation and benefits of the Chief Executive Officer and other executive officers of the Corporation. In the event and to the extent that the Nomination, Compensation and Governance Committee shall not hereafter exercise its discretionary power in respect of all other officers, the compensation to be paid to all other officers shall be determined by the Chief Executive Officer.

Section 9 . Power of Officers : Each officer of the Corporation shall have general power and authority in connection with all aspects of the business and operations of the Corporation as necessary or appropriate, including to sign on behalf of the Corporation and affix its seal, or cause the same to be affixed to, all instruments, documents or papers necessary for the conduct of the business of the Corporation. The powers and authority conferred herein may at any time be modified, changed, extended or revoked, and may be conferred in whole or in part on other employees or agents of the Corporation by the Board of Directors or the Executive Committee.

Section 10 . Security : The Board of Directors may require any officer, agent or employee of the Corporation to give security for the faithful performance of his or her duties, in such amount as may be satisfactory to the Board.

ARTICLE V

Indemnification of Directors and Officers

Section 1 . Right of Indemnification : Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

Section 2 . Advancement of Expenses : Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

Section 3 . Availability and Interpretation : To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

Section 4 . Other Rights : The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

Section 5 . Severability : If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

ARTICLE VI

Shares

Section 1 . Certificate of Shares : The Board of Directors may authorize the issuance of shares of the Corporation either in certificated or uncertificated form, which uncertificated shares may be evidenced by a book-entry system maintained by the Corporation’s transfer agent or registrar, or a combination of both. Shares issued in certificated form shall be represented by certificates which shall be numbered and shall be entered in the records of the Corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the Corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the Chief Executive Officer or President and by the Corporate Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be a facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than the

Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the Corporation has a transfer agent, or until registered by a registrar if the Corporation has a registrar. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates in the form prescribed above.

Section 2 . Transfer of Shares : Shares of the Corporation shall be transferable on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing such shares properly endorsed, or other evidence of ownership if no certificate shall have been issued, and payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The Board of Directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the Corporation.

Section 3 . Fixing of Record Time : The Board of Directors may fix, in advance, a day and hour not more than 60 days nor less than 10 days before the date on which any meeting of the stockholders is to be held, as the time as of which stockholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the Board of Directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at any meeting of the stockholders, stockholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, stockholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

The Board of Directors may fix, in advance, a day and hour, not more than 60 days nor less than 10 days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of stockholders entitled to receive such dividend or rights, and in such case only stockholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of stockholders entitled to receive such dividend or rights are fixed, stockholders of record at the close of business on the day on which the resolution of the Board of Directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

Section 4 . Record of Stockholders : The Corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this State, a record containing the names and addresses of all stockholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Section 5 . Lost Share Certificates : The Board of Directors may in its discretion cause a new certificate for shares to be issued by the Corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board may require the owner of the lost or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the Board of Directors may in its discretion refuse to issue such new certificate save upon the order of the court having jurisdiction in such matters.

ARTICLE VII

Finances

Section 1 . Corporate Funds : The funds of the Corporation shall be deposited in its name with such banks, trust companies or other depositories as the Board of Directors may from time to time designate. All checks, notes, drafts and other negotiable instruments of the Corporation shall be signed by such officer or officers, employee or employees, agent or agents as the Board of Directors may from time to time designate. No officers, employees or agents of the Corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Corporation or to bind the Corporation thereby, except as provided in this Section.

Section 2 . Fiscal Year : The fiscal year of the Corporation shall be the calendar year unless otherwise provided by the Board of Directors.

ARTICLE VIII

Corporate Seal

Section 1 . Form of Seal : The seal of the Corporation shall be in such form as may be determined from time to time by the Board of Directors. The seal on any corporate obligation for the payment of money may be facsimile.

ARTICLE IX

Emergency Bylaw Provisions

Section 1 . Taking Effect : The provisions of this Article IX may be declared effective by the New York State Defense Council as constituted under the New York State Defense Emergency Act, as amended, in the event of attack and shall cease to be effective when the Defense Council declares the end of the period of attack.

Section 2 . Quorum and Filling of Vacancies : Upon the effectiveness of this Article IX and until the Defense Council declares the end of the period of attack, the affairs of the Corporation shall be managed by such directors theretofore elected pursuant to Article II of these Bylaws as are available to act, and a majority of such directors available to act shall constitute a quorum. In the event, however, that there are less than three such directors available to act, the director or directors available to act shall appoint a sufficient number of emergency directors to make a Board of three directors. Each emergency director shall serve until the vacancy he or she was appointed to fill can again be filled by the previously elected director, except, however, that the period of his or her service shall end at such time as his or her appointment is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and his or her successor shall be elected and qualified pursuant to Article II of these Bylaws. If, in the event of attack, there are no directors available to act, then the three highest paid officers of the Corporation available to act shall constitute the emergency Board of Directors until one or more of the previously elected directors are again available to act, except, however, that the period of their service as emergency directors shall end at such time as their service is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and their successors shall be elected and qualified pursuant to Article II of these Bylaws.

Section 3 . Termination of Period of Service : The stockholders of the Corporation or the previously elected director or directors who are available to act may, pursuant to the provisions of Article II of these Bylaws, terminate the appointment or the period of service of any emergency director at any time and fill any vacancy created thereby.

ARTICLE X

Amendments

Section 1 . Procedure for Amending Bylaws : The Bylaws of the Corporation may be adopted, amended or repealed at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation at the time entitled to vote in the election of any directors, or at any meeting of the Board of Directors notice of which shall have referred to the proposed action, by the vote of a majority of the entire Board of Directors; provided, however, that no amendment of the Bylaws pertaining to the election of directors or the procedures for the calling and conduct of a meeting of stockholders shall affect the election of directors or the procedures for the calling or conduct in respect of any meeting of stockholders unless adequate notice thereof is given to the stockholders in a manner reasonably calculated to provide stockholders with sufficient time to respond thereto prior to such meeting.

ARTICLE XI

Election Under Section 912 of the

New York Business Corporation Law

Section 1 . Election : The Corporation has expressly elected not to be governed by the provisions of Section 912 of the Business Corporation Law of New York. Until this bylaw is amended or repealed in the manner provided by law, none of the business combination provisions of Section 912 of the Business Corporation Law of New York shall apply to the Corporation.

Exhibit 7

M&T BANK CORPORATION AND SUBSIDIARIES

Dollars in thousands, except per share		September 30, 2016
Assets	Cash and due from banks	$1,332,202
	Interest-bearing deposits at banks	10,777,636
	Trading account	488,588
	Investment securities (includes pledged securities that can be sold or repledged of $1,856,326 at September 30, 2016; $2,136,712 at December 31, 2015)
	Available for sale (cost: $11,551,614 at September 30, 2016; $12,138,636 at December 31, 2015)	11,862,567
	Held to maturity (fair value: $2,456,097 at September 30, 2016; $2,864,147 at December 31, 2015)	2,409,950
	Other (fair value: $461,057 at September 30, 2016; $554,059 at December 31, 2015)	461,057

	Total investment securities	14,733,574

	Loans and leases	89,887,257
	Unearned discount	(240,765)

	Loans and leases, net of unearned discount	89,646,492
	Allowance for credit losses	(976,121)

	Loans and leases, net	88,670,371

	Premises and equipment	660,381
	Goodwill	4,593,112
	Core deposit and other intangible assets	106,744
	Accrued interest and other assets	5,478,420

	Total assets	$126,841,028

Liabilities	Noninterest-bearing deposits	$33,127,627
	Interest-checking deposits	2,554,507
	Savings deposits	50,510,523
	Time deposits	11,721,005
	Deposits at Cayman Islands office	223,183

	Total deposits	98,136,845

	Federal funds purchased and agreements to repurchase securities	213,846
	Other short-term borrowings	—
	Accrued interest and other liabilities	1,938,201
	Long-term borrowings	10,211,160

	Total liabilities	110,500,052

Shareholders’ equity	Preferred stock, $1.00 par, 1,000,000 shares authorized; Issued and outstanding: Liquidation preference of $1,000 per share: 731,500 shares at September 30, 2016 and December 31, 2015; Liquidation preference of $10,000 per share: 50,000 shares at September 30, 2016 and December 31, 2015	1,231,500
	Common stock, $.50 par, 250,000,000 shares authorized, 159,950,278 shares issued at September 30, 2016; 159,563,512 shares issued at December 31, 2015	79,975
	Common stock issuable, 33,748 shares at September 30, 2016; 36,644 shares at December 31, 2015	2,224
	Additional paid-in capital	6,689,812
	Retained earnings	9,021,965
	Accumulated other comprehensive income (loss), net	(114,559)
	Treasury stock - common, at cost - 4,997,089 shares at September 30, 2016	(569,941)

	Total shareholders’ equity	16,340,976

	Total liabilities and shareholders’ equity	$126,841,028